UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2007
Stoneridge, Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-13337	34-1598949

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9400 East Market Street
Warren, Ohio	44484

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 856-2443
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers
     On August 2, 2007, the Company and the named executive officers identified below entered into an Amended and Restated Change in Control Agreement (the “CIC Agreement”). The CIC Agreement is a “double trigger” agreement and supersedes all prior change in control agreements. The Compensation Committee of the Board of Directors approved the new CIC Agreement to make it compliant with the recently adopted final regulations under Internal Revenue Code (“IRC”) Section 409A, which deals with deferred compensation, to add a non-competition clause for the Company’s protection, to address ambiguity in the prior agreements and to add a conditional gross up of any excise tax imposed under IRC Section 280G. In order for the executives to receive the payments and benefits set forth in the CIC Agreement there first must occur both (i) a change in control in the Company, as defined in the CIC Agreement, and (ii) a termination of the executive’s employment by the Company without cause, or a voluntary termination by the executive for good reason (i.e., reduction in duties, responsibilities or pay), within two years of the change in control. If both “triggering” events described occur and the executive timely delivers a release to the Company, the Company will be obligated to pay the executive a lump sum payment 90 days after the second triggering event of (i) two times the executive’s annual base compensation plus (ii) two times the executive’s average annual bonus. In addition, at the same time the Company must pay the executive a lump sum payment equal to the pro rata annual bonus for the year of the termination and continue to cover the executive’s life and health insurance benefits for a period of twenty-four months following the termination. However, if the executive is a “specified employee,” within the meaning of IRC Section 409A, payments to executive pursuant to the CIC Agreement shall be made on the date which is the earlier of the executive’s death or six months after the date of executive’s separation from service with the Company. The Company has entered into a separate CIC Agreement with each of the following executive named officers: John C. Corey, George E. Strickler, Thomas A. Beaver, and Mark J. Tervalon.
ITEM 8.01 Other Events.
     On July 30, 2007, Stoneridge, Inc. (the “Company”) issued a press release announcing that, as a result of unfavorable market conditions, it indefinitely postponed its previously announced intent to enter into a new $200 million senior secured term loan facility. As a result of the postponement of the $200 million term loan, the Company also announced that it has terminated its tender offer and consent solicitation with respect to its $200 million principal amount outstanding of its 11 1/2% Senior Notes due 2012 (the “Notes”). All Notes tendered in the tender offer and consent solicitation will be returned promptly to the respective holders thereof without any action required on the part of the holders. No tender offer consideration or consent payment will be paid on any of the tendered Notes.
     The tender offer and consent solicitation were made upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated July 20, 2007, including the condition that the Company receive proceeds upon closing a new $200 million senior secured term loan facility on terms satisfactory to the Company, on or prior to the time Notes were accepted for payment, which proceeds, together with available cash, would be used to purchase the Notes and make consent payments. As referenced above, the Company did not anticipate satisfying this condition prior to the August 16, 2007 expiration date of the tender offer and consent solicitation.
     The Company reserves the right to make a new tender offer at a later date if market conditions become more favorable.
     A copy of the press release including such announcement is filed as Exhibit 99.1.
ITEM 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     99.1 Press release, dated July 30, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.
Date: August 3, 2007	/s/ John C. Corey
John C. Corey, President, Chief Executive Officer
and Director (Principal Executive Officer)

EXHIBIT INDEX
99.1	Press release dated July 30, 2007.